Exhibit 10.21

CYNTHIA VALKO

SEPARATION AGREEMENT

January 15, 2021

This Separation Agreement (“Agreement”) is made between Global Indemnity Group, LLC (“GIG” and including all predecessor companies and all entities controlled directly or indirectly by GIG, “GBLI”) and Cynthia Valko (“Executive”), pursuant to which the parties agree as follows effective January 15, 2021 (the “Effective Date”):

1.

Retirement: As a result of Executive’s retirement, Executive’s employment with GBLI will terminate as of January 31, 2021 (the “Separation Date”). Effective as of the Effective Date, (a) Executive hereby resigns from all positions as an officer and/or as a member of G1G's board of directors (the “Board”) and shall cease to be the Chief Executive Officer of GIG, and shall execute and deliver any additional documents reasonably requested by GBLI to effectuate such resignations, and (b) unless otherwise directed by the Board, Executive shall have vacated Executive’s offices and surrendered all property of GBLI (including, without limitation, computers, cell phones and other electronic products, credit cards and the like) and shall thereafter be permitted to perform any services requested by GIG (and only such services) from Executive’s personal residence.

2.

Consideration and Other Terms of Separation: Provided that Executive executes this Agreement and complies with its terms, and does not commit a material breach of this Agreement, as described in Section 7 below:

(a)	Accrued Base Salary and Benefits: Executive shall be entitled to payment of any unpaid base salary earned through the Separation Date and to any additional accrued and vested payments or benefits.

(b)

Severance Payment: Executive shall be paid $675,000, representing nine months of Executive’s base salary, payable in equal installments over 10 months commencing on the 60th day following the Separation Date (each such payment, a "Severance Payment”).

(c)	Outstanding Bonus Awards: Executive shall be eligible to receive Executive’s outstanding bonus awards as follows:

(i)

2018-2020 Bonus Awards: Executive will be eligible to receive (A) a Trued-Up ROE Bonus (if any) in respect of 2018, 2019 and 2020 and (B) a Performance Incentive Bonus in respect of 2020, in each case, subject to the terms and conditions set forth in the Chief Executive Agreement, effective January 1, 2018, as amended effective August 28, 2020 (the “2018 Employment Agreement”).

(ii)

2021 Bonus Awards: Executive shall be eligible to receive 1/12th of any Underwriting Bonus Award and Performance Incentive Bonus in respect of 2021, in each case, subject to the terms and conditions set forth in the Chief Executive Agreement dated January 1, 2021 (the “2021 Employment Agreement”) for a termination without cause.

3.

Outstanding Option Grants: Except as otherwise provided herein, all of Executive’s outstanding options to acquire GIG shares (the “Options”) shall be treated in connection with Executive’s retirement in accordance with, and continue to be subject to the terms of; the applicable stock option plan and ancillary documents. Vesting and exercisability (including extensions thereof, subject to the terms of Section 7 below) of each tranche of Options shall be as set forth below:

(a)	Tranche l Options will remain fully vested and shall be exercisable until September 19, 2021.

(b)

Tranche 2 Options shall vest in accordance with the 2018 Employment Agreement and shall be exercisable until the following dates: (i) any such Options that vest with respect to 2018 will be exercisable until January 31, 2023 (i.e., 24 months from the Separation Date); (ii) any such Options that vest with respect to 2019 will be exercisable until March 31, 2023 (i.e., 26 months from the Separation Date); and (iii) any such Options that vest with respect to 2020 will be exercisable until March 31, 2024 (i.e., 38 months from the Separation Date).

(c)	Tranche 3 Options will remain fully vested and shall be exercisable until January 31, 2023 (i.e., 24 months from the Separation Date).

(d)	Tranche 4 Options shall be forfeited automatically and terminated for no consideration as of the Effective Date.

(e)

Tranche 5 Options shall be granted as fully vested on September 20, 2021, as provided in the 2021 Employment Agreement, and shall be exercisable until January 31, 2023 (i.e., 24 months from the Separation Date).

In the event any Options are not exercised by Executive by the applicable date specified above, such Options shall be automatically forfeited and terminated for no consideration as of such date.

With respect to all outstanding vested and exercisable Options, in addition to any other payment method authorized pursuant to the applicable GBLI stock option plan and ancillary agreements, Executive shall be entitled to make payment, in full or part, of (i) the exercise price and (ii) the minimum required statutory withholding obligations of any federal, state or local or foreign taxes, in each case, through net settlement (i.e., by reduction in the number of shares otherwise deliverable upon exercise of the applicable options with a fair market value equal to the aggregate exercise price or tax withholding obligation, as applicable, at the time of exercise).

4.

General Release of Claims: Executive agrees that the consideration set forth in Section 2(b) and the extension of the period to exercise the Executive’s stock options set forth in Section 3(a), (b), (c) and (e) are subject to Executive’s execution and non-revocation within any legally applicable revocation period, not later than 60 days following the Separation Date, of the Release attached hereto as Exhibit A. If the Release fails to become fully executed, delivered and irrevocable within 60 days following the Separation Date, Executive shall forfeit her right to receive the compensation and benefits specified in the immediately preceding sentence.

5.	Covenants:

(a)

Non-Competition: Executive hereby agrees that for a period of two years following the Separation Date (the “Relevant Period”), Executive shall not, directly or indirectly, (i) employ, solicit or retain, or solicit, induce or encourage any other person or entity to employ or retain, any person who is, or who at any time in the 12-month period prior to such time had been, employed or retained by GBLI or any of its subsidiaries or affiliates, or solicit, induce or encourage any such person to leave employment with GBLI or its affiliates, (ii) solicit any person or entity that is, or that at any time in the 12-month period prior to such time had been, a customer or client or prospective customer or client of GBLI or encourage any such person or entity to cease being a customer or client of GBLI or (iii) provide services, whether as principal, agent, director, officer, employee, consultant, advisor, shareholder, partner, member or otherwise, alone or in association with any other person, corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (whether or not for profit) (any such entity, a “Business”), to any Competing Business (as defined below) in any geographic area in the world in which GBLI or any of its affiliates is engaged in business. For purposes of this Agreement, the term “Competing Business” shall mean any Business engaged in the Business Area. For purposes of this Agreement, the term “Business Area” shall mean property and casualty insurance. In the event Executive wishes to serve as a member of the board of directors of, or a consultant to, a Competing Business, so long as such Business is not an existing or prospective material competitor to GBLI (as determined by the Board in its sole discretion, acting reasonably), then Executive may request a waiver from the Board of the restrictions in this Section 5(a)(iii) to permit Executive to serve as a director of, or a consultant to, such Business, and the Board, acting reasonably, shall determine whether to grant such waiver in its sole discretion. Notwithstanding the foregoing, the restrictions of this Section 5(a)(i) shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of GBLI or any of its subsidiaries. Nothing in this Section 5 shall be construed as denying Executive the right to own securities of any corporation listed on a national securities exchange in an amount up to 1 % of the outstanding number of such securities. Executive covenants and agrees not to contest or dispute the reasonableness, validity or enforceability of the provisions of this Section 5(a) or Section 5(b).

(b)	Confidential Information:

(i)

Executive shall use best efforts and diligence from the Effective Date and at all times thereafter to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below), Executive shall not, directly or indirectly, use (for Executive’s benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of Executive’s duties for GIG. For purposes of this Agreement, “Confidential Information” shall mean all confidential information of GBLI and Fox Paine & Company, LLC (“Fox Paine”), regardless of the form or medium in which it is or was created, stored, reflected or preserved, information that is either developed by Executive (alone or with others) or to which Executive shall have had access during any employment with GIG. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by GBLI from others with whom GBLI has a business relationship in which, and as a result of which, such information is revealed to GBLI and all materials and communications distributed in any form to the Board and each of its committees and all non-public information about meetings, presentations and discussions relating to issues, deliberations and decisions between and among the Board or any directors and their advisors. For purposes of this Agreement, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (A) derives or creates economic value, actual or potential, from not being generally known to. and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, GBLI’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting GBLI’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. Executive understands that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and Executive shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by GIG. Nothing in this Agreement shall be construed to mean that GBLI owns any intellectual property or ideas that were conceived by Executive before Executive commenced employment with GIG and which Executive has previously disclosed to GBLI. Subject to Section 5(b)(ii), nothing in this Section 5(b)(i) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information.

(ii)

Executive agrees that, if Executive is legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, Executive shall promptly notify GIG of such request or requirement so that GIG may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of GIG, to waive compliance with the provisions of this Section 5(b). Thereafter, Executive shall use reasonable efforts, in cooperation with GIG or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder. Executive is compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, Executive shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as Executive believes in good faith, on the basis of advice of counsel, is required by law, and Executive shall give GIG prior notice of the Confidential Information or Trade Secret Information Executive believes Executive is required to disclose. GIG shall reimburse any reasonable legal fees and related expenses Executive incurs in order to comply with this Section 5(b)(ii).

(c)

Non-Disparagement: (i) Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning GBLI or Fox Paine or their respective subsidiaries or affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders and (ii) the executive officers, directors and designated spokespersons of GIG shall not make any oral or written negative, disparaging or adverse statements or representations of or concerning Executive.

(d)	Whistleblower Rights/DTSA Notice:

(i)

Notwithstanding the foregoing, nothing in or about this Agreement prohibits Executive from: (A) filing and, as provided for under Section 21F of the U.S. Securities Exchange Act of 1934, maintaining the confidentiality of a claim with the U.S. Securities and Exchange Commission (the “SEC”); (B) providing Confidential Information or Trade Secret Information to the SEC, or providing the SEC with information that would otherwise violate Section 5(c) of this Agreement, to the extent permitted by Section 21F of the U.S. Securities Exchange Act of 1934; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying GIG; or (D) receiving a monetary award as set forth in Section 2lF of the U.S. Securities Exchange Act of 1934.

(ii)

Furthermore, Executive is advised that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information or Trade Secret Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

6.

Cooperation: During the Relevant Period, Executive shall consult with the Board and GIG’s executive management team as may be requested by the Board to assist in the leadership transition (including, if requested by GIG, participating in discussions with clients of GBLI).

7.	Breach:

(a)

Material Breach of Agreement: If Executive commits a material breach of this Agreement, which shall include without limitation any breach of Section 5 of this Agreement, GIG shall be entitled to immediately recover and/or cease providing the Severance Payments and to terminate for no consideration any outstanding Options (whether or not vested or exercisable) that have not been exercised within 90 days of the Separation Date and to obtain damages, except as provided by law.

(b)	Injunctive Relief: Executive acknowledges that a violation on Executive's part of any of the covenants contained in Section 5 hereof would cause immeasurable and irreparable damage to GIG in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, Executive agrees that GIG (in addition to any other rights it may have under this Agreement) and Fox Paine, as third party beneficiary of Section 5 and 7(b) shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have.

8.

Disputes: All disputes among Executive, GBLI, and/or Fox Paine (including their respective affiliates) shall be resolved by confidential binding “baseball” type arbitration in Philadelphia, Pennsylvania under the auspices of JAMS. The governing law shall be that of New York. The arbitration shall be conducted by a single arbitrator selected by the parties in accordance with the JAMS Employment Arbitration Rules & Procedures pertaining at the time the dispute arises. Each party to the arbitration shall pay such party’s own attorney fees and other expenses related to the arbitration. The arbitrator may not make an award of attorney fees to any party, GBLI shall be solely responsible for JAMS’s arbitration fees and costs. This agreement to arbitrate and any arbitration hereunder will be interpreted and/or conducted in a manner to ensure its enforceability.

9.	Miscellaneous:

(a)

Deductions & Withholdings: GBLI shall make such deductions and withhold such amounts from any payment made to Executive hereunder as may be required from time to time by law, governmental regulation, or order.

(b)

Sole Agreement, Amendments, Waivers, & Consents: This agreement incorporates and supersedes all prior agreements among Executive, GBLI, and Fox Paine (including their respective affiliates) relating to Executive's employment by GBLI, including, without limitation, the 2018 Employment Agreement and the 2021 Employment Agreement. This Agreement may only be amended, the provisions hereof may only be waived, and consents and notices hereunder shall only be effective if the amendment, waiver, notice, or consent is evidenced by a written document (including email) that is executed by Executive and GBLI (as approved by the Board).

(c)	IRC 409A:

(i)

It is the intent of the parties that all payments and/or other benefits provided under this agreement be exempt from or otherwise comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and official guidance issued thereunder, as each may be amended from time to time (collectively, “Section 409A”), so that none of the payments or other benefits provided hereunder will be subject to any adverse tax consequences of Section 409A. Notwithstanding anything to the contrary herein, to the maximum extent permitted, this agreement shall be interpreted and administered consistent with such intent so as to provide for exemption or compliance with Section 409A. With respect to any taxable reimbursements or in-kind  benefits provided to Executive by GBLI (A) all such reimbursements of eligible expenses shall be made on or prior to the last day of the Executive's taxable year immediately following the taxable year in which such expenses were incurred, (B) any right to such reimbursement shall not be subject to liquidation or exchange for another benefit, and (C) the amount of any such reimbursement or in-kind benefit provided in any taxable year of the Executive shall not affect in any way the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Neither Executive nor any of her creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable hereunder to any anticipation, alienation, sale, transfer, assignment, pledge. encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation

(within the meaning of Section 409A) payable to Executive hereunder may not be reduced by, or offset against, any amount owing by Executive to GBLI or any of its affiliates. Each payment or other benefit provided hereunder is intended to constitute a separate payment for purposes of Section 409A. Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for her account in connection with this agreement, and neither GBLI nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

(ii)

Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with GBLI for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from GBLI within the meaning of Section 409A. Without limiting the foregoing and notwithstanding anything herein to the contrary, (A) if at the time of Executive’s termination of employment with GBLI Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then GBLI will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with GBLI (or the earliest date as is permitted under Section 409A) and (B) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

(d)

Severability: In the event that any one or more of the provisions of this agreement shall be or become invalid, illegal or unenforceable in any respect (including, without limitation, the provisions of Section 5), the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected thereby.

(e)

Counterparts: This agreement may be executed in any number of counterparts by the parties hereto (including by means of telecopied signature pages or signature pages in “pdf” or a similar format sent as an attachment to an email message), each of which shall be deemed to be one and the same instrument.

(f)

Board Approval: Notwithstanding• any other provision of this Agreement, this Agreement shall not be binding upon either party unless this Agreement is approved in writing by the Board, in its sole discretion.

By their execution below, the parties hereto acknowledge their agreement to the foregoing as of the Effective Date of this Agreement:

GLOBALINDEMN GROUP, LLC		EXECUTIVE

By:	/s/ Saul Fox		/s/ Cynthia Valko
	Saul Fox		Cynthia Valko
Chairman of the Board of Directors

Date:	1/21/21	Date:	1/20/21
Executed:		Executed:

Exhibit A

GENERAL RELEASE OF CLAIMS

1.

General Release of Claims. Pursuant to the terms of the Separation Agreement (the “Separation Agreement”) entered into on January 15, 2021, between Global Indemnity Group, LLC (“GIG” and including all predecessor companies and all entities controlled directly or indirectly by Global Indemnity Group, LLC, “GBLI”) and Cynthia Valko (“Executive”), and in exchange for the payments and benefits provided under the Separation Agreement, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by GBLI, Fox Paine & Company, LLC and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges the Releasees from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Executive executes this General Release of Claims (the “Release”), including, without limitation:

(a)	any and all claims relating to or arising from Executive’s employment relationship with GBLI and/or any of the Releasees and the termination of that relationship;

(b)

any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of GIG and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)

any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing; both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress, fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)

any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Executive existing as of the date hereof (whether or not known or arising before, on or after the date Executive executes this Agreement);

(e)

any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended, or any other federal, state or local law, regulation ordinance or common law;

(f)	any and all claims for violation of the federal or any state constitution;

(g)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(h)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non- withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(i)	any and all claims for attorneys’ fees and costs; and

(j)	any other claims whatsoever.

Executive agrees that the Release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any obligations incurred under the Separation Agreement, Executive’s indemnification rights under Executive’s Employment Agreement dated January 1, 2021 or any indemnification agreement between Executive and any Releasee, any claims accruing after the execution of this Agreement, or any rights Executive may have under any D&O insurance policy maintained by GIG and/or any of the Releasees. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by. the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against GIG (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against GIG and/or any of the Releasees; and Executive’s release of claims herein bars Executive from recovering such monetary relief from GIG and/or any of the Releasees). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released herein.

2.

Acknowledgment that Waiver of Claims is Knowing and Voluntary: Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the ADEA and that the waiver and release is knowing and voluntary, Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled, Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Release, (b) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; (c) Executive has at least 21 days to consider this Release thoroughly and seven days following the execution of this Release to revoke   this Release and may do so by writing to GIG’s VP, Senior Corporate Counsel, (d) this Release shall not be effective until after the revocation period has expired without revocation; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law, In the event Executive signs this Release and returns it to GIG in less than the 21 -day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.

3.

Unknown Claims: Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive's favor at the time of executing the release, which, if known by Executive, must have materially affected Executive's settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

4.

Unreleased Claims: Nothing in this Release, or in the Separation Agreement, is intended as, or shall be deemed or operate as, a release by the Executive of any (i) claims for applicable payments or rights to options to which the Executive is entitled under Sections 2 and 3 of the Separation Agreement, (ii) claims for vested benefits (e.g., 401(k) benefits), (iii) right that the Executive had immediately prior to her separation of employment to be indemnified by GIG or any Releasee or to coverage under any directors and officers insurance policy and any run-off policy thereto, and (iv) claims Executive may not waive as a matter of law.

5.

No Pending or Future Lawsuits: Executive represents that Executive has no lawsuits, claims, or actions pending (directly or indirectly) in Executive's name, or on behalf of any other person or entity, against GBLI or any of the other Releasees Executive also represents that Executive does not intend to bring any claims (directly or indirectly) on Executive's own behalf or on behalf of any other person or entity against the GBLI or any of the other Releasees.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release as of the date indicated below.

/s/ Cynthia Valko
Cynthia Valko

Date:	1/20/21